Exhibit 99 (a)(5)(F)

Fidelity National Financial, Inc. Completes

Subsequent Offering Period for J. Alexander’s Corporation Tender Offer

Jacksonville, Fla. — (September 27, 2012) — Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance, mortgage services and restaurant and diversified services, today announced the successful completion of the subsequent offering period relating to the tender offer through its wholly-owned subsidiary, New Athena Merger Sub, Inc. (“Purchaser”), for all outstanding common stock of J. Alexander’s (NASDAQ:JAX) (“J. Alexander’s”).

The subsequent offering period expired at 5:00 P.M., New York City time, on Wednesday, September 26, 2012. According to the depositary for the tender offer and J. Alexander’s transfer agent, after acquiring all shares validly tendered during the subsequent offering period and the shares issued pursuant to the top-up option, Purchaser owns approximately 6,703,418 shares, representing approximately 90.5 percent of J. Alexander’s outstanding shares of common stock on a fully diluted basis.

As a result of Purchaser’s purchase of shares in the tender offer and the exercise of the top-up option, it will be able to approve the merger without the affirmative vote of any other J. Alexander’s stockholder. After a one-month waiting period required under the Tennessee Business Corporation Act, Purchaser intends to merge with and into J. Alexander’s in accordance with the “short-form” merger and other applicable provisions of the Tennessee Business Corporation Act. Following the merger, J. Alexander’s will become an indirect, wholly-owned subsidiary of FNF. As a result of the merger, any shares of J. Alexander’s common stock not tendered will be cancelled and (except for shares held in treasury of J. Alexander’s or by Purchaser) will be converted into the right to receive the same $14.50 in cash per share, without interest and less any applicable withholding taxes, that was paid in the tender offer.

Following the merger, J. Alexander’s common stock will cease to be traded on NASDAQ.

About FNF

Fidelity National Financial, Inc. (NYSE:FNF), is a leading provider of title insurance, mortgage services and restaurant and other diversified services. FNF is the nation’s largest title insurance company through its title insurance underwriters-Fidelity National Title, Chicago Title, Commonwealth Land Title and Alamo Title-that collectively issue more title insurance policies than any other title company in the United States. FNF also owns a 55% stake in American Blue Ribbon Holdings, a restaurant owner and operator of the O’Charley’s, Ninety Nine Restaurant, Max & Erma’s, Village Inn, Bakers Square and Stoney River Legendary Steaks concepts. In addition, FNF owns a majority stake in Remy International, Inc., a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles. FNF also owns a minority interest in Ceridian Corporation, a leading provider of global human capital management and payment solutions. More information about FNF can be found at www.fnf.com.

Forward Looking Statements

This press release contains forward-looking statements relating to the potential acquisition of J. Alexander’s by FNF and its affiliates, including the expected date of closing of the acquisition and the potential benefits of the transaction. The actual results of the transaction could vary materially as a result of a number of factors, including the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of J. Alexander’s and FNF’s Form 10-K and other filings with the SEC. These forward-looking statements reflect J. Alexander’s and FNF’s expectations as of the date of this press release. J. Alexander’s and FNF undertake no obligation to update the information provided herein.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President and Treasurer, 904-854-8120, dkmurphy@fnf.com